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                                                                   EXHIBIT 10.22

                           EMPLOYMENT NON-COMPETITION
                         AND PROPRIETY RIGHTS AGREEMENT


         THIS EMPLOYMENT NON-COMPETITION AND PROPRIETY RIGHTS AGREEMENT (the "AGREEMENT") is made as of this 15th day of September, 1998, by and between UNIVERSAL ACCESS, INC., an Illinois corporation (the "COMPANY"), and Mr. Robert Pommer (the "EMPLOYEE").

                                    RECITALS:

         A.    The Company is in the telecommunications business;

         B. The Company desires to employ Employee and Employee desires to be employed by the Company as its Vice President and Chief Operating Officer, subject to the terms, conditions and covenants hereinafter set forth; and

         C. As a condition of the Company employing Employee, Employee has agreed not to divulge to the public the Company's confidential information, not to solicit the Company's vendors, customers or employees and not to compete with the Company, all upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the foregoing and the agreements, covenants and conditions set forth herein, the Employee and the Company hereby agree as follows:


                                    ARTICLE I

                                   EMPLOYMENT

         1.1 Employment. The Company hereby employs, engages and hires Employee, and Employee hereby accepts employment, upon the terms and conditions set forth in this Agreement. The Employee shall serve as Vice President and Chief Operating Officer of the Company. The Employee shall have and fully perform the duties and responsibilities as may be, from time to time, specified in the Company's By-laws and assigned or delegated by the Board of Directors.

         1.2 Activities and Duties During Employment. Employee represents and warrants to the Company that Employee is free to accept employment with the Company, and that Employee has no prior or other commitments or obligations of any kind to anyone else which would hinder or interfere with the acceptance of the obligations under this Agreement.

         Employee accepts the employment described in Section 1 of this Agreement and agrees to devote his full time and efforts to the faithful and diligent performance of the services described therein, including the performance of such other services and responsibilities as the Company may,

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from time to time, stipulate. Without limiting the generality of the foregoing,
Employee ordinarily shall devote not less than five days per week to his employment, and shall be present on the Company premises or actively engaged in service to or on behalf of the Company during normal business hours Monday through Friday, excluding periods of vacation and sick leave. Notwithstanding the foregoing, Employee may: (i) serve on the board of directors of other entities or serve in any capacity with any civic, educational, professional or charitable organization provided that such service does not materially interfere or conflict with his duties hereunder; and (ii) make and manage personal investments of his choice.

                                   ARTICLE II

                                      TERM

         2.1   Term. The term of employment under this Agreement shall be three
(3) years, commencing on the date of the Agreement (such term of employment, as it may be extended or terminated, is herein referred to as the "Employment Term"), which Employment Term shall automatically renew for additional one (1) year periods unless terminated by Employee or the Company by written notice not less than six (6) months prior to expiration of the then-current term.

         2.2 Termination. The Employment Term and employment of Employee may be terminated as follows:

         (a) By the Company immediately for "Cause." For the purpose of this Agreement, "Cause" shall mean (i) conduct amounting to fraud, embezzlement, or illegal misconduct in connection with Employee's duties under this Agreement; (ii) the conviction of Employee by a court of proper jurisdiction of (or his written, voluntary and freely given confession to) a crime which constitutes a felony (other than a traffic violation) or an indictment that results in material injury to the Company's property, operation or reputation; (iii) the willful failure of Employee to comply with reasonable directions of the Board after (a) written notices delivered to the Employee describing such willful failure and (b) Employee has failed to cure or take substantial steps to cure such willful failure after a reasonable time period as determined by the Board in its reasonable discretion (not to be less than 30 days) unless the Employee, after discussion with counsel, in good faith believes, that the directions of the Board (or its actions or inactions in response to the Employee's written notice) are illegal; or (iv) willful misconduct or a material default by the Employee in the performance or observance of any promise or undertaking of Employee under this Agreement, which willful misconduct or default has a material adverse effect on the Company and has continued for a period of ten (10) business days after written notice thereof from the Company to the Employee; provided, that if such willful misconduct or default is of a nature that it or the injury therefrom cannot be reasonably cured within such ten (10) day period (but is curable), then, if Employee shall have commenced an attempt to cure such default within such ten (10) day period, the period to cure the

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               default shall be extended until the earlier of: (i) the date which is forty-five (45) days after receipt of notice or (ii) the date that Employee has failed to diligently continue his efforts in a reasonable manner to cure his default.

         (b) Automatically, without the action of either party, upon the death of Employee.

         (c) By either party upon the Total Disability of the Employee. The Employee shall be considered to have a Total Disability for purposes of this Agreement is he is unable by reason of accident or illness to substantially perform his employment duties, and is expected to be in such condition for periods totaling six (6) months (whether or not consecutive) during any period of twelve
               (12) months. The determination of whether a Total Disability has occurred shall be based on the determination of a physician mutually acceptable to the Company and the Employee. Nothing herein shall limit the Employee's right to receive any payments to which Employee may be entitled under any disability or employee benefit plan of the Company or under any disability or insurance policy or plan. During a period of Total Disability prior to termination hereunder, Employee shall continue to receive his full compensation (including base salary and bonus) and benefits.

         (d) By the Employee upon a Change of Control. For the purpose of this Agreement, "change of Control" shall mean the occurrence of any of the following:

               1. the Company consummates a merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) less then fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

               2. a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of (in one transaction or a series of transactions) all or substantially all of the Company's assets is consummated;

               3. Company consummates a plan of complete liquidation of the Company or an agreement for the sale or disposition (in one transaction or a series of transactions) by the Company of all or substantially all of the Company's assets;

               provided, however, that a public offering of the stock of the Company irrespective of the amount of voting securities owned by present Shareholders after such offering shall not be deemed to constitute a Change of Control.


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         (d)   By the Employee upon ten (10) business days notice to the Company for Good Reason, which notice shall state the reason for termination. For the purpose of this Agreement, "Good Reason" shall mean: (i) a demotion or reduction in the Employee's duties, responsibilities or authority as Vice President and Chief Operating Officer or without his written consent or the assignment to the Employee of duties and responsibilities inconsistent with his position as Vice President and Chief Operating Officer of the Company without his written consent or which diminishes his authority without his written consent (together, the "Demotion Actions"), and the Demotion Actions are not cured by the Company within thirty (30) days after written notice of the Demotion Actions from the Employee; (ii) the relocation of the Employee's principal place of employment, or the principal offices for the Company to a location of more than fifty (50) miles from the current location; or (iii) any material failure by the Company to comply with the provisions of this Employee Agreement, including but not limited to, failure to timely pay any part of Employee's compensation (including salary or bonus) or provide the benefits contemplated herein, and which is not remedied by the Company within ten (10) business days after receipt by the Company of written notice thereof from Employee; provided, that if such default is of a nature that it cannot be reasonably cured within ten (10) day period (but is curable), then if the Company shall have commenced an attempt to cure such default within such ten (10) day period, the period to cure the default shall be extended until the earlier of the date which is forty-five (45) days after receipt of notice or the Company has failed to diligently continue its efforts in a reasonable manner to cure its default.

         (e) By the Employee without Good Reason, and therefore in breach of this Agreement.

         2.3 Cessation of Rights and Obligations: Survival of Certain Provisions. On the date of expiration or earlier termination of the Employment Term for any reason, all of the respective rights, duties, obligation and covenants of the parties, as set forth herein, shall, except as specifically provided herein to the contrary, cease and become of no further force or effect as of the date of said termination, and shall only survive as expressly provided for herein.

         2.4 Cessation of Compensation. In lieu of any severance under any severance plan that the Company may then have in effect, and subject to any amounts owed by the Employee to the Company under any contract, agreement or loan document entered into after the date hereof which relates solely to his employment with the Company (including, but not limited to, loans made by the Company to the Employee), the Company shall pay to the Employee, and the Employee shall be entitled to receive, the following amounts within thirty (30) days of the date of a termination of his employment:

         (a) Voluntary Termination/Cause/Expiration of Term. Upon (i) Employee terminating his employment without Good Reason as provided in
               Section II. B.6., (ii) the expiration of the Employment Term because either the Company or the Employee

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               elects not extend the Employment Term, or (iii) a termination of the Employment Term for Cause by the Company, the Employee shall be entitled to receive solely through the date of termination and expense reimbursement.

         (b) Death or Total Disability. Upon the termination of the Employment Term by reason of the death or Total Disability of the Employee, the Employee (or, in the case of death, his estate) shall be entitled to receive in a lump sum his base salary (which shall include any of his unused vacation pay for the year of such termination), unpaid bonus based on the portion of the calendar year through the date the Employment Term ends hereunder using the greater of the "Guaranteed Annual Bonus" (as defined under Section III.A.2) or the annual bonus paid in the immediately preceding calendar year and expense reimbursement through the date of termination.

         (c)   Involuntary. Upon the termination of the Employment Term:

               (1) by the Company for any reason other than Cause, Death or Total Disability;

               (2)  by the Employee for Good Reason,

               the Executive shall be entitled to receive in a lump sum the balance of his base salary and the bonus using the greater of the Guaranteed Annual Bonus or the annual bonus paid in the immediately preceding calendar year for the remaining term of the Employment Term, exclusive of any renewals of the then existing term, plus prorated vacation pay and expense reimbursement through the date of termination. The bonus payment to be made hereunder shall be based on the bonus that would have been paid through the remainder of the Employment Term based on the greater of: (i) the Guaranteed Annual Bonus provided for under Section III.A.2. hereof; or (ii) the annual bonus paid in the immediately preceding calendar year. In addition, if permitted under the Company's group health, life and disability insurance coverage ("Insurance Coverage"), Employee shall be entitled to continuation of Employee's coverage thereunder (subject to such changes in coverage as shall apply to Company's employees generally) for the one (1) year period after the termination of the Employment Term at the cost of the Company or if not so permitted, payment by the Company of the premiums for group health insurance coverage otherwise payable by Employee under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). It shall be a condition to Employee's right to receive the payments described above that Employee shall be in compliance with all of the Employee's obligations which survive termination hereof, including without limitation those arising under Article IV hereof. The payments described above are intended to be in lieu of all other payments to which Employee might otherwise be entitled in respect of termination of Employee's employment without Cause unless otherwise required by law or under other agreements between the parties.


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         2.5   No Offset/No Mitigation of Damages. Notwithstanding anything herein to the contrary, Employee shall have no obligation to mitigate or seek other employment with respect to the payments and benefits under this Agreement and the Company's obligations under this Agreement shall not be subject to any offset for any counterclaim, recoupment, defense or other right which the Company may have (other than amounts if any loaned by the Company to the Employee as a result of his employment with the Company).

         2.6   Tax Gross-Up.

         (a) The Company shall attempt to satisfy Section 280G(b)(5) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder to the extent such Code Section is applicable. In the event that the shareholder approval requirements under Section 280G(b)(5) of the code and the regulations thereunder are not satisfied or any other amounts (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the company, any person whose actions result in a change of ownership covered by Code Section 280G(b)(2) or any person affiliated with the company or such person) as a result of a Change of Control, (collectively the "Company Payments"), and such Company Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed), the Company shall have to pay to the Employee, an additional amount (the "Gross-up Payment") such that the net amount retained by the Employee, after deduction of any Excise Tax on the Company Payments and any federal, state and local income tax and Excise Tax upon the Gross-up Payment provided for by this Section II.F.1., but before deduction for any federal, state or local income tax on the Company Payments, shall be equal to the Company Payments.

         (b) Prior to any change in ownership (as defined under Section 280(G) of the Code), the Employee and the Company shall select an independent certified public accountant or qualified tax counsel (the "Tax Professional") to determine whether any of the Company Payments and Gross-up Payments (collectively, the "Total Payments") will be subject to the Excise Tax and the amount of such Excise Tax taking into account all provisions of the Code, including but not limited to exemptions contained in Section 280(G) such as those for payments of reasonable compensation for services actually rendered. In addition, the Tax Professional shall determine the value of any non-cash benefits or any deferred payment or benefit for purposes of determining the amount, if any, of the Excise Tax. It the Employee and the Company are unable to mutually determine appropriate Tax Professional, the decision will be made in accordance with the arbitration procedures in this Agreement.

         (c) For purposes of determining the amount of the Gross-up Payment, the Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-up Payment is to be made

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               and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Employee's residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year.

         (d)   The Gross-up Payment shall be paid not later than the fifteenth
               (15th) day following the final determination of the amount of the Excise Tax by the Tax Professionals or under the arbitration procedures.

         (e) In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, Employee shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined (but, if previously paid to the taxing authorities, not prior to the time the amount of such reduction is refunded to Employee or otherwise realized as a benefit by Employee) the portion of the Gross-up Payment that would not have been paid if such Excise Tax had been applied to initially calculating the Gross-up Payment, plus interest on the amount of such repayment at the rate provided in Section 2375(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment and shall indemnify and hold Employee harmless in respect of such excess (plus any interest and penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

               The Gross-up Payment provided for above shall be paid on the 15th day (or such earlier date as the Excise Tax becomes due and payable to the taxing authorities) after it has been determined that the Total Payments (or any other portion thereof) are subject to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to Employee on such day an estimate, as determined by the Tax Professionals, of the minimum amount of such payments and shall pay the remain of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), as soon as the amount thereof can be determined. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to Employee, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code). If more than one Gross-up Payment is made, the amount of each Gross-up Payment shall be computed so as not to duplicate any prior Gross-up Payment.



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               Employee shall notify the Company in writing of any claim by the
               Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the company notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall:

               (1) give the Company any information reasonably requested by the Company relating to such claim;

         2.7 Payment. All compensation shall be payable in intervals in accordance with the general payroll payment practice of the Company, but not less frequently than monthly. The compensation shall be subject to such withholdings and deductions by the Company as are required by law.

         2.8   Business Expenses.

         (a) Reimbursement. The Company shall reimburse the Employee for all reasonable, ordinary, and necessary business expenses incurred by him in connection with the performance of his duties hereunder, including, but not limited to, ordinary and necessary travel expenses and entertainment expenses. The reimbursement of business expenses will be governed by the policies for the Company and the terms otherwise set forth herein.

         (b) Accounting. The Employee shall provide the Company with an accounting of his expenses, which accounting shall clearly reflect which expenses were incurred for proper business purposes in accordance with the policies adopted by the Company and as such are reimbursable by the Company. The Employee shall provide the Company with such other supporting documentation and other substantiation of reimbursable expenses as will conform to Internal Revenue Service or other requirements. All such reimbursements shall be payable by the Company to the Employee within a reasonable time after receipt by the Company of appropriate documentation therefor.




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                                   ARTICLE III

                            COMPENSATION AND BENEFITS

         3.1 Compensation. During Employee's employment, the Company shall pay Employee such salary and bonus as set forth on Exhibit A.

         3.2 Payment. All compensation shall be payable in intervals in accordance with the general payroll payment practice of the Company. The compensation shall be subject to such withholdings and deductions by the Company as are required by law.

         3.3 Other Benefits. Employee shall be entitled to participate in any retirement, pension, profit-sharing, stock option, health plan, incentive compensation and welfare or any other benefit plan or plans of the Company which may now or hereafter be in effect and for which the Employee is eligible. Notwithstanding the forgoing, the Company shall be under no obligation to institute or continue the existence of any such benefit plan.


                                   ARTICLE IV

           CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETE AGREEMENT

         4.1 Non-Disclosure of Confidential Information. Employee hereby acknowledges and agrees that the duties and services to be performed by Employee under this Agreement are special and unique and that as of a result of the employment hereunder, Employee will acquire, develop and use information of a special and unique nature and value that is not generally known to the public or to the Company's industry, including but not limited to, certain records, phone locations, documentation, software programs, price lists, contract prices for purchase and sale of telephone access and telephone services, equipment configurations, business plans, ledgers and general information, employee records, mailing lists, lists, accounts receivable and payable ledgers, financial and other records of the Company or its affiliates, information regarding other similar matters (all such information being hereinafter referred to as "CONFIDENTIAL INFORMATION"). Employee further acknowledges and agrees that the Confidential Information is of great value to the Company and its affiliates and that the restrictions and agreements contained in this Agreement are reasonably necessary to protect the Confidential Information and the goodwill of the Company. Accordingly, Employee hereby agrees that:

         (a) Employee will not, while employed by the Company or at any time thereafter, directly or indirectly, except in connection with Employee's performance of the duties under this Agreement, or as otherwise authorized in writing by the Company for the benefit of the Company, divulge to any person, firm, corporation, limited liability company, or organization, other than the Company (hereinafter referred to


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               as "THIRD PARTIES"), or use or cause or authorize any Third
               Parties to use, the Confidential Information, except as required by law; and

         (b) Upon the termination of Employee's employment for any reason whatsoever, Employee shall deliver or cause to be delivered to the Company any and all Confidential Information, including drawings, notebooks, notes, records, keys, data and other documents and materials belonging to the Company or its affiliates which is in his possession or under his control relating to the Company or its affiliates, regardless of the medium upon which it is stored, and will deliver to the Company upon such termination of employment any other property of the Company or its affiliates which is in his possession or control.

         4.2 Non-Solicitation Covenant. Employee hereby covenants and agrees that while employed by the Company and for a period of one (1) year following the termination of Employee's employment with the Company for any reason, Employee shall not (i) directly or indirectly, contact, solicit, interfere with, or endeavor to entice away from the Company or its Affiliates any person, firm, corporation, limited liability company or other entity that was a vendor or customer of the Company at any time while Employee was an employee of the Company or its Affiliates or who is a "PROSPECTIVE VENDOR OR CUSTOMER" of the Company, or (ii) induce, attempt to induce or hire any employee (or any person who was an employee during the year preceding the date of any solicitation) of the Company or its Affiliates to leave the employ of the Company or its Affiliates, or in any way interfere with the relationship between any such employee and the Company or its Affiliates. For purposes hereof, "PROSPECTIVE VENDOR OR CUSTOMER" shall mean any person or entity which has been solicited for business by Employee or any officer or other employee of the Company at any time during Employee's employment.

         4.3 Non-Competition Covenant. Employee acknowledges that the covenants set forth in this Section 4.3 are reasonable in scope and essential to the preservation of the Business of the Company (as defined herein). Employee also acknowledges that the enforcement of the covenant set forth in this Section
4.3 will not preclude Employee from being gainfully employed in such manner and to the extent as to provide a standard of living for himself, the members of his family and the others dependent upon him of at least the level to which he and they have become accustomed and may expect. In addition, Employee acknowledges that the Company has obtained an advantage over its competitors as a result of its name, location and reputation that is characterized by near permanent relationships with vendors, customers, principals and other contacts which it has developed at great expense. Furthermore, Employee acknowledges that competition by him following the termination or expiration of his employment would impair the operation of the Company beyond that which would arise from the competition of an unrelated third party with similar skills. Employee hereby agrees that he shall not, during his employment and for a period of one (1) year after the end of his employment, directly or indirectly, engage in or become directly or indirectly interested in any proprietorship, partnership, firm, trust, company, limited liability company or other entity, other than the Company (whether as owner, partner, trustee, beneficiary, stockholder, member, officer, director, employee, independent contractor, agent, servant, consultant,

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lessor, lessee or otherwise) that competes with the Company in the Business of the Company in the Restricted Territory (as defined herein), other than an interest in a company listed on a recognized stock exchange in an amount which does not exceed five percent (5%) of the outstanding stock of such corporation. For purposes of this Agreement, (i) the term "BUSINESS OF THE COMPANY" shall include all business activities and ventures related to providing high speed bandwidth telecommunications in which the Company is engaged, plans to engage in the next twelve months or has engaged in the prior twelve months, as determined at any time during the employment of the Employee; and (ii) the term "RESTRICTED TERRITORY" means the geographical area consisting of Cook County, Illinois.

         4.4   Remedies.

         (a) Injunctive Relief. Employee expressly acknowledges and agrees that the Business of the Company is highly competitive and that a violation of any of the provisions of Sections 4.1, 4.2 or 4.3 would cause immediate and irreparable harm, loss and damage to the Company not adequately compensable by a monetary award. Employee further acknowledges and agrees that the time periods and territorial areas provided for herein are the minimum necessary to adequately protect the Business of the Company, the enjoyment of the Confidential Information and the goodwill of the Company. Without limiting any of the other remedies available to the Company at law or in equity, or the Company's right or ability to collect money damages, Employee agrees that any actual or threatened violation of any of the provisions of Sections 4.1,
               4.2 or 4.3 may be immediately restrained or enjoined by any court of competent jurisdiction, and that a temporary restraining order or emergency, preliminary or final injunction may be issued in any court of competent jurisdiction, without notice and without bond. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section shall survive the termination of Employee's employment.

         (b) Enforcement. It is the desire of the parties that the provisions of Sections 4.1, 4.2 or 4.3 be enforced to the fullest extent permissible under the laws and public policies in each jurisdiction in which enforcement might be sought. Accordingly, if any particular portion of Sections 4.1, 4.2 or 4.3 shall ever be adjudicated as invalid or unenforceable, or if the application thereof to any party or circumstance shall be adjudicated to be prohibited by or invalidated by such laws or public policies, such section or sections shall be (i) deemed amended to delete therefrom such portions so adjudicated or (ii) modified as determined appropriate by such a court, such deletions or modifications to apply only with respect to the operation of such section or sections in the particular jurisdictions so adjudicating on the parties and under the circumstances as to which so adjudicated.



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         (c)   Legal Fees. The Employee shall reimburse the Company for all reasonable costs and expenses, including, but not limited to attorney's fees, incurred by the Company in connection with the enforcement of the provisions set forth in this Agreement.

         4.5 Company. All references to the Company in this Article 4 shall include "Affiliates" of the Company, as that term is construed under Rule 405 of the Securities Act of 1933, as amended.

                                    ARTICLE V

                                  MISCELLANEOUS

         5.1 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given, delivered and received (a) when delivered, if delivered personally, (b) four days after mailing, when sent by registered or certified mail, return receipt requested and postage prepaid, (c) one business day after delivery to a private courier service, when delivered to a private courier service providing documented overnight service, and (d) on the date of delivery if delivered by telecopy, receipt confirmed, provided that a confirmation copy is sent on the next business day by first class mail, postage prepaid, in each case addressed as follows:

         To Employee at his home address.

         To Company at:    Universal Access, Inc.
                           Suite 101
                           1021 West Adams
                           Chicago, Illinois 60601
                           Attn.:
                           Ph:  312-491-1700
                           Fax: 312-421-9006


         With a copy to:   Shefsky & Froelich Ltd.
                           444 North Michigan Avenue
                           Suite 2500
                           Chicago, IL  60611
                           Attn.: Mitchell D. Goldsmith
                           Ph:  (312) 836-4006
                           Fax: (312) 527-5921

Any party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

         5.2 Entire Agreement; Amendments, Etc. This Agreement contains the entire agreement and understanding of the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. Except as provided in Section 4.4(b), no modification, amendment, waiver or alteration of this Agreement or any provision or term hereof shall in any event be effective unless the same shall be in writing, executed by both parties hereto, and any waiver so given shall be effective only in the specific instance and for the specific purpose for which given.

         5.3 Benefit. This Agreement shall be binding upon, and inure to the benefit of, and shall be enforceable by, the heirs, successors, legal representatives and permitted assignees of Employee and the successors, assignees and transferees of the Company. This Agreement or any right or interest hereunder may not be assigned by Employee without the prior written consent of the Company.

         5.4 No Waiver. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder or pursuant hereto shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or pursuant thereto.

         5.5 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but, if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If any part of any covenant or other provision in this Agreement is determined by a court of law to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire, that the court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein.

         5.6 Compliance and Headings. Time is of the essence of this Agreement. The headings in this Agreement are intended to be for convenience and reference only, and shall not define or limit the scope, extent or intent or otherwise affect the meaning of any portion hereof.

         5.7 Governing Law. The parties agree that this Agreement shall be governed by, interpreted and construed in accordance with the laws of the State of Illinois, and the parties agree that any suit, action or proceeding with respect to this Agreement shall be brought in the courts of Lake County in the State of Illinois or in the U.S. District Court for the Northern District of Illinois. The parties hereto hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action or proceeding. Venue for any such action, in addition to any other venue permitted by statute, will be Lake County, Illinois.

         5.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

         5.9 Recitals. The Recitals set forth above are hereby incorporated in and made a part of this Agreement by this reference.

         5.10 Arbitration. Except as expressly contemplated by Article IV, any dispute arising between the parties pursuant to this Agreement shall be submitted to binding arbitration. Any arbitration proceeding involving any provision hereof will be conducted in Chicago, Illinois. Except as otherwise provided in this Agreement, all arbitration proceedings will be conducted in accordance with the then current National Rules for the Resolution of Employment Disputes of the American Arbitration Association. Three arbitrators shall conduct the proceedings. The arbitrators shall allow such discovery as the arbitrators determine appropriate under the circumstances. The arbitrators shall determine which party, if either, prevailed and shall award the prevailing party its costs and reasonable attorneys fees. The award and decision of the arbitrators shall be conclusive and binding on all parties to this Agreement and judgment on the award may be entered in any court of competent jurisdiction. The parties acknowledge and agree that any arbitration award may be enforced against either or both of them in a court of competent jurisdiction and each waives any right to contest the validity or enforceability of such award. The parties further agree to be bound by the provisions of any statute of limitations which would be applicable in a court of law to the controversy or claim which is the subject of any arbitration proceeding initiated under this Agreement. The parties further agree that they are entitled in any arbitration proceeding to the entry of an order, by a court of competent jurisdiction pursuant to an opinion of the arbitrator, for specific performance of any of the requirements of this Agreement. The parties further agree that the arbitrators shall provide a statement of reasons explaining the basis of the decision rendered.

         5.11 Indemnification/D&O Insurance. The Company shall indemnify and hold Employee harmless to the fullest extent permitted by law and under the bylaws of the Company as, to and from any and all costs, expenses (including reasonable attorneys' fees, which shall be paid in advance by the Company, subject to recoupment in accordance with applicable law) or damages incurred by Employee as a result of any claim, suit, action or judgment arising out of the activities of the Company or its Affiliates or the Employee's activities as an employee, officer or director of the Company or any related company; provided, however that the Employee shall not be entitled to indemnification hereunder to the extent the damages are the result of actions or omissions which have been finally adjudicated by a court of competent jurisdiction to constitute gross negligence or wilful or intentional misconduct by the Employee. This provision shall survive the termination of this Agreement. In addition, the Company shall cover Employee under any directors' and officers' liability insurance which it may maintain from time to time, both during and for six (6) years after the Employment Term in the same amount and to the same extent as the Company covers its other officers and directors, if no coverage is maintained by the Company, it shall be under no obligation to maintain coverage for Employee.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered as of the day and year first above written.

                                   UNIVERSAL ACCESS, INC.



                                   By: /s/ John Drummond
                                      ------------------------------------
                                       Authorized Signatory

                                   EMPLOYEE:

                                   /s/ Robert Pommer
                                   ---------------------------------------
                                   Robert Pommer


                                   Home Address:

                                   1694 Colonial Lane
                                   ---------------------------------------
                                   Northfield, Il 60093
                                   ---------------------------------------

                                   ---------------------------------------

                                    EXHIBIT A
                      UNIVERSAL ACCESS, INC./ROBERT POMMER


A.       Compensation.


         1. During the Employment Term, the Company shall pay Employee such salary and benefits as shall be agreed upon each year between Employee and the Company. For the first year of the Employment Term, the Company shall pay Employee a base salary of $150,000 (One Hundred Fifty Thousand Dollars) per year. Thereafter, the Company shall review salary at least annually, and as a result of such review, can not reduce the Employee's base salary without his consent. In no event shall any increases to Employee's base salary be used as a substitute for the Guaranteed Annual Bonus or used to offset the Company's obligations to the Employee under this Agreement or otherwise.

         2. The Company will, in addition to Employee's base salary, pay Employee an annual bonus with respect to each calendar year in the Employment Term based upon two percent (2%) of the Company's net operating income.

         3. Other Benefits. Employee shall be entitled to participate in any retirement, pensions, profit-sharing, stock option, health plan, incentive compensation, vacation and welfare or any other benefit plan or plans of the Company which may now or hereafter be in effect and for which he is eligible or for which all senior executives in general are eligible.

         4. Vacation. Employee shall be entitled to up to four (4) weeks of non-accruing paid vacation in each calendar year during the Employment Term, provided, however, that the Employee's 1998 calendar year vacation shall be prorated for the portion of the calendar year remaining after the date hereof.